Exhibit 99.1

Release date:

December 9, 2004

TULLY’S COFFEE SHAREHOLDERS OVERWHELMINGLY

APPROVE FOUR PROPOSALS

Record number of votes cast

SEATTLE – Tully’s Coffee Corporation completed its 2004 Annual Shareholders Meeting on Thursday, December 9, 2004, at its corporate headquarters in Seattle. The meeting was adjourned from November 18, 2004, in order to allow additional time for the collection of shareholder votes on four proposals. At the meeting, Tully’s shareholders cast 23.4 million votes (in person or by proxy), representing 60.4 percent of the eligible votes.

Each of the four proposals received the approval of more than 90 percent of the votes cast by the Tully’s Coffee shareholders:

•	Election of seven directors, including the reelection of five incumbent directors and the election of two new directors;

•	Ratification of the appointment of independent accountants;

•	Approval of the 2004 Stock Option Plan for employees and directors; and

•	Approval of an amendment to the articles of incorporation to increase the number of authorized shares of capital stock and Series A Preferred Stock in connection with the proposed rights offering previously announced by Tully’s.

“We greatly appreciate the support of our shareholders by so overwhelmingly approving these four proposals,” said Tom T. O’Keefe, founder of Tully’s Coffee and chairman of the board of directors. “By approving the slate of directors, the new stock option plan, and the increase in our authorized capital stock, our shareholders are providing Tully’s with key resources for the continued development of our business.”

The two new nominated members of the board of directors are Kathi Jones and Greg Hubert. Jones is the executive director for the Microsoft Alumni Network, and previously served in management roles with Aventail Corporation, a provider of SSL VPN technology and services, and two retailers, The Gap and Banana Republic. Hubert is an experienced restaurateur, who is presently owner-operator of several Red Robin franchised restaurants and previously was an executive with Red Robin International. The reelected directors are Tom T. O’Keefe, Artie Buerk, Marc Evanger, Larry Hood, and George Hubman.

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TULLY’S COFFEE SHAREHOLDERS OVERWHELMINGLY APPROVE FOUR PROPOSALS

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“We appreciate the strong turnout by our shareholders in voting on these proposals,” said Kristopher Galvin, executive vice president and chief financial officer. “The number of votes cast increased by 2.5 million votes from the 2003 Annual Meeting, and this represents the largest number of votes ever cast at any Tully’s shareholders meeting.”

Founded in 1992, Tully’s Coffee Corporation is a leading specialty coffee retailer, wholesaler and roaster. Tully’s retail division operates specialty retail stores in Washington, Oregon, California, and Idaho, serving premium coffees from around the world, along with other complementary products. The wholesale division distributes Tully’s fine coffees and related products through offices, food service outlets and leading supermarkets throughout the West. Tully’s specialty division supports Tully’s licensees in Asia and the United States. Tully’s corporate headquarters and roasting plant are located in Seattle at 3100 Airport Way S. For more information, call (800) 96-Tully or visit the Web site at www.tullys.com.

Statements made in this release concerning the company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such a variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2004 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2004.

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Richmond Public Relations
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